U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Samuels                           James                          P.
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   (Last)                           (First)                      (Middle)

                          1331 17th Street, Suite 720
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                                    (Street)

   Denver                             CO                 80202
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Rentech, Inc.  (RTK)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Day/Year


January 14, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President-Finance and Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                      2A.           3.           Disposed of (D)                 Befeficially   Form:     7.
                          2.          Deemed        Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                          Trans-      Executin      Code         ------------------------------- ing Reported   (D) or    Indirect
1.                        action      Date,         (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security         Date        if  any       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)  (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock              01/14/03                   G               20,000      D      Gift
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Common Stock              01/14/03                   G                7,000      D      Gift     521,500        D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                                           Deriv-    Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or               3A.              Derivative    6.                of Underlying     8.       Bene-     Secur-  of
              Exer-            Deemed   4.      Securities    Date              Securities        Price    ficially  ity:    In-
              cise     3.      Exe-     Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price    Trans-  cution   action  or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of       action  Date,    Code    of(D)         (Month/Day/Year)            Amount  ative    Reported  In-     ficial
Title of      Deriv-   Date    if any   (Instr. (Instr. 3,    ----------------            or      Secur-   Trans-    direct  Owner-
Derivative    ative    (Month/ Month/   8)      4 and 5)      Date     Expira-            Number  ity      action    (I)     ship
Security      Secur-   Day/    Day/     ------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)    ity      Year)   Year)    Code V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
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                                                                                Common
Option to Buy $.82                                            01/27/98 01/26/03 Stock     20,000           20,000    D
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                                                                                Common
Option to Buy $.625                                           07/12/99 07/11/04 Stock     30,000           30,000    D
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                                                                                Common
Option to Buy $1.0625                                         12/15/00 12/14/05 Stock     30,000           30,000    D
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                                                                                Common
Option to Buy $1.09                                           07/23/01 07/22/06 Stock     20,000           20,000    D
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                                                                                Common
Option to Buy $.49                                            01/18/02 01/17/07 Stock     20,000           20,000    D
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                                                                                Common
Option to Buy $.41                                            07/11/02 07/10/07 Stock     60,000           60,000    D
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Explanation of Responses:


 /s/ James P. Samuels                                           01/14/03
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.